Exhibit 10.3

ONE MADISON CORPORATION
3 East 28th Street, Floor 8
New York, NY 10016

March 26, 2019

Trent M. Meyerhoefer
2944 Winthrop Road
Shaker Heights, OH 44120

Dear Trent:

We are extremely pleased that Ranpak Corp. has made you a formal offer to become its Senior Vice President & Chief Financial Officer, as of, and subject to, the consummation of the business combination by and between Ranpak and One Madison. As we have discussed, we currently anticipate that the business combination will close in May 2019.

In order to help you prepare for your employment at Ranpak, One Madison hereby offers to retain you as a full-time consultant for the period beginning on April 22, 2019 or April 29, 2019 and ending on the date the business combination is consummated, on which date you would formally assume your position at Ranpak. In your capacity as a consultant, we would expect you to work on a full-time basis in our New York City offices or at the Ranpak headquarters in Painesville, Ohio, as we may reasonably request.

In consideration for these services, we agree to pay you an amount equal to $29,166.00 per month, which is equal to the monthly base salary offered to you by Ranpak. You will be paid in arrears, on a monthly basis, and your last payment will be pro-rated to the date of the closing of the business combination. In addition, we will reimburse you for your reasonable travel and lodging expenses to the extent we request your presence in New York City, subject to our expense reimbursement policies.

During your consulting period, you are being retained by One Madison solely for the purposes and to the extent set forth in this letter. You acknowledge and agree that all amounts payable pursuant to this letter shall represent fees for services as an independent contractor and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. You will be solely responsible for the payment of any federal, state, or local income or self-employment taxes imposed on you with respect to any amounts paid to you as a consultant pursuant to this letter.

This offer is subject to your written acceptance of Ranpak’s offer of employment and to Ranpak’s favorable completion of its customary pre-employment drug screen and background check. In the event the transaction agreement between One Madison and Ranpak’s current owner is terminated prior to closing, your consultancy may be terminated by us with 90 days’ notice or by you with 7 days’ notice.

We very much look forward to working with you both in your role as a consultant and, later, as Senior Vice President and Chief Financial Officer of Ranpak. We are confident that, together, we will be able to build on Ranpak’s prior success to create a lasting and formidable enterprise.

Sincerely,

/s/ Omar M. Asali

Omar M. Asali

Acknowledged & Agreed:

/s/ Trent M. Meyerhoefer
Trent M. Meyerhoefer

Date: April 7, 2019